Exhibit 99-3

Name:	First MetLife Investors Insurance Company*
Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Daniel F. Scudder
Associate General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Kayne Anderson MLP Investment Company (“KYN”)
Date of Event Requiring Statement:	May 26, 2011

Signature: /s/Daniel F. Scudder
Daniel F. Scudder,
Associate General Counsel
*First MetLife Investors Insurance Company as a direct owner/purchaser of $3,000,000 4.38% Series W Senior Unsecured Note Due May 26, 2018 by Metropolitan Life Insurance Company, the investment manager.